PURE Bioscience Reports Fiscal 2017 Year-End Financial Results

Commercialization Updates on PURE Control® and PURE® Hard Surface Antimicrobial Food Safety Solutions

SAN DIEGO (Oct. 26, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented, non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2017.

Summary of Results – Year End Operations

Revenues for the fiscal year ended 2017 increased 42% to $1,831,000 compared with prior year-end revenues of $1,289,000. Core food safety revenues for the year ended July 31, 2017 increased 79% as compared with food safety revenues in the fiscal year ended 2016. Gross margin decreased in F’17 to 61% as compared with 66% in F’16 as a result of product mix. Total operating costs and expenses for the fiscal years ended 2017 and 2016, were $7.8 million and $8.3 million, respectively. The fiscal year end net loss was ($6.3) million compared with ($14.4) million for fiscal year end 2016.

Update – Fiscal Q4

●	Regulatory - May 2017, PURE received the final FDA Acknowledgement Letter allowing the use of PURE Control® up to 160 PPM in raw poultry processing.

●	Governance - July 2017, PURE appointed food supply chain executive Janet Risi to its Board of Directors.

Update – Fiscal Q4 to Present

●	August 2017, PURE Control antimicrobial was listed as a Safe and Suitable Ingredient in the USDA-FSIS Directive 7120.1 for Poultry Products, allowing immediate commercialization for pre-OLR and post chill applications, including parts processing.

●	September 2017, a poultry processor initiated testing of PURE Control for poultry parts and achieved in plant results on parts that are superior to chemistries in use today, eliminating Salmonella with up to a 2.7 Log* reduction in bacteria.

●	October 2017, PURE raised $2.8 million in gross proceeds from a successful warrant tender offer.

●	October 2017, produce processor Taylor Farms initiated scale-up of PURE Control application in its Salinas, CA, plant.

●	October 2017, successfully completed testing of a new superior, non-toxic, labor saving food transport sanitization solution using PURE® Hard Surface disinfectant with a leading foodservice distributor.

●	Announced today, an agreement and a first order from iGPS Logistics, the largest plastic pallet supplier to the food industry, for a unique pallet sanitization solution.

Hank R. Lambert, Chief Executive Officer, said that, “During fiscal 2017, PURE achieved a number of critical regulatory milestones for PURE Control and developed unique new food safety solutions leveraging PURE Hard Surface. Much of the essential groundwork has now been laid, allowing us to look to 2018 as the beginning of our ability to deliver meaningful financial results.

*Log reduction is a mathematical term used to show the relative number of live microbes eliminated from a surface by disinfecting or cleaning. A 2-Log reduction can be best illustrated as having two zeros, meaning the number of germs is 100 times smaller.

-Continued-

“The anticipated revenue stream is expected to drive PURE’s ability to reach cash flow breakeven by calendar Q4 2018,” continued Lambert. “We anticipate sales growth will include expanded sales of PURE Control to produce processors - combined with first sales and expanding use by poultry processors. Also, we look forward to increasing sales of PURE Hard Surface to restaurants and to manufacturers/processors for environmental disinfection. Today we announced our first order for our new food transport sanitization solution from iGPS for plastic pallet sanitization, opening up a new $50M US market for PURE Hard Surface. We anticipate additional orders for our transport solution this quarter (calendar Q4).”

2017 Fiscal Year End Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on October 27, 2016. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=126260. A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting October 26, 2017, at 7:30pm EDT through November 2, 2017 at 11:59 pm EDT. Please use PIN Number 10003544.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc	Bibicoff + MacInnis, Inc	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

-Continued-

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2017	2016
Net product sales	$1,831,000	$1,289,000
Operating costs and expenses
Cost of goods sold	760,000	441,000
Selling, general and administrative	5,230,000	5,076,000
Research and development	779,000	927,000
Share-based compensation	1,070,000	1,902,000
Total operating costs and expenses	7,839,000	8,346,000
Loss from operations	(6,008,000)	(7,057,000)
Other income (expense)
Fair value of derivative liabilities in excess of proceeds	—	(1,867,000)
Change in derivative liabilities	(277,000)	(5,481,000)
Interest expense, net	(5,000)	(10,000)
Other income, net	27,000	44,000
Total other expense	(255,000)	(7,314,000)
Net loss	$(6,263,000)	$(14,371,000)
Basic and diluted net loss per share	$(0.10)	$(0.25)
Shares used in computing basic and diluted net loss per share	63,492,406	56,830,533

-Continued-

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2017	July 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,640,000	$5,194,000
Accounts receivable	297,000	263,000
Inventories, net	273,000	350,000
Restricted cash	75,000	75,000
Prepaid expenses	174,000	260,000
Total current assets	2,459,000	6,142,000
Property, plant and equipment, net	548,000	440,000
Patents, net	822,000	980,000
Total assets	$3,829,000	$7,562,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$426,000	$479,000
Restructuring liability	19,000	39,000
Accrued liabilities	230,000	216,000
Derivative liabilities	1,853,000	1,802,000
Total current liabilities	2,528,000	2,536,000
Deferred rent	11,000	3,000
Total liabilities	2,539,000	2,539,000
Commitments and contingencies (See Note 4)
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 63,093,153 shares issued and outstanding at July 31, 2017, and 64,823,917 shares issued and outstanding at July 31, 2016	631,000	649,000
Additional paid-in capital	110,141,000	107,593,000
Accumulated deficit	(109,482,000)	(103,219,000)
Total stockholders’ equity	1,290,000	5,023,000
Total liabilities and stockholders’ equity	$3,829,000	$7,562,000

-Continued-

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2015	41,859,297	$420,000	$90,811,000	$(88,848,000)	$2,383,000
Issuance of common stock in private placements, net	17,777,772	177,000	(177,000)	—	—
Share-based compensation expense - stock options	—	—	358,000	—	358,000
Share-based compensation expense - restricted stock units	—	—	1,544,000	—	1,544,000
Stock issued for services	250,000	3,000	287,000	—	290,000
Warrant liability removed due to warrant exercise and cancellation	—	—	13,550,000	—	13,550,000
Issuance of common stock upon vesting of restricted stock units	2,075,000	21,000	(21,000)	—	—
Issuance of common stock upon exercise of warrants	2,861,848	28,000	1,241,000	—	1,269,000
Net loss	—	—	—	(14,371,000)	(14,371,000)
Balance July 31, 2016	64,823,917	$649,000	$107,593,000	$(103,219,000)	$5,023,000
Issuance of common stock in private placements, net	1,572,941	16,000	1,033,000	—	1,049,000
Share-based compensation expense - stock options	—	—	968,000	—	968,000
Share-based compensation expense - restricted stock units	—	—	102,000	—	102,000
Warrant liability removed due to warrant exercise	—	—	226,000	—	226,000
Issuance of common stock upon vesting of restricted stock units	150,000	1,000	(1,000)	—	—
Issuance of common stock upon exercise of warrants	346,295	3,000	182,000	—	185,000
Restricted stock unit cancellation	(3,800,000)	(38,000)	38,000	—	—
Net loss	—	—	—	(6,263,000)	(6,263,000)
Balance July 31, 2017	63,093,153	$631,000	$110,141,000	$(109,482,000)	$1,290,000

-Continued-

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year ended
	July 31,
	2017	2016
Operating activities
Net loss	$(6,263,000)	$(14,371,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,070,000	1,902,000
Amortization of stock issued for services	144,000	225,000
Fair value of derivative liabilities in excess of proceeds	—	1,867,000
Impairment of patents	—	48,000
Depreciation and amortization	276,000	219,000
Inventory write-off	50,000	—
Change in fair value of derivative liabilities	277,000	5,481,000
Changes in operating assets and liabilities:
Accounts receivable	(34,000)	(74,000)
Inventories	27,000	(143,000)
Prepaid expenses	(58,000)	(8,000)
Accounts payable and accrued liabilities	(59,000)	(131,000)
Deferred rent	8,000	(6,000)
Net cash used in operating activities	(4,562,000)	(4,991,000)
Investing activities
Investment in patents	(20,000)	(15,000)
Purchases of property, plant and equipment	(206,000)	(390,000)
Net cash used in investing activities	(226,000)	(405,000)
Financing activities
Net proceeds from the sale of common stock	1,049,000	8,000,000
Net proceeds from the exercise of warrants	185,000	1,269,000
Net cash provided by financing activities	1,234,000	9,269,000
Net decrease and increase in cash and cash equivalents	(3,554,000)	3,873,000
Cash and cash equivalents at beginning of year	5,194,000	1,321,000
Cash and cash equivalents at end of year	$1,640,000	$5,194,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$7,000	$2,000
Noncash Investing and Financing activities
Warrant liability removed due to settlements	$226,000	$13,550,000
Restricted stock unit cancelation	$38,000	$—
Fair value of warrant liability at issuance	$—	$9,867,000
Common stock issued for prepaid services	$—	$290,000